LIFEVANTAGE CORPORATION CASH SETTLED
PERFORMANCE BASED LONG TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT – FY2016 THROUGH FY2018
The Company hereby awards Performance Units to the Participant named below. The terms and conditions of the Award are set forth in this cover sheet, in the attached Performance Unit Agreement and in the LifeVantage Corporation Cash Settled Performance Based Long Term Incentive Plan as it may be amended from time to time (the “Plan”). This cover sheet is incorporated into and made a part of the attached Performance Unit Agreement (together, the “Agreement”).

Date of Award:     __________________, 2015
Name of Participant (“you”):
Target Number of Performance Units Awarded:
Maximum Number of Performance Units Achievable: [120% of target award]
Total Performance Units Consist of Following Three Groupings:
Target Performance Units Fiscal Year 2016: [1/3 of above target rounded to whole number]. Maximum Number of Performance Units Achievable: [FY14 target X 120%]
Target Performance Units Fiscal Year 2017: [1/3 of above target rounded to whole number]. Maximum Number of Performance Units Achievable: [FY15 target X 120%]
Target    Performance Units Fiscal Year 2018: [1/3 of above target rounded to whole number]. Maximum Number of Performance Units Achievable: [FY16 target X 120%]

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan. You are also acknowledging receipt of this Agreement and a copy of the Plan.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

LIFEVANTAGE CORPORATION CASH SETTLED
PERFORMANCE BASED LONG TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT – FY2016 THROUGH FY2018

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Performance Units. Any prior agreements, commitments or negotiations are superseded.
For purposes of this Agreement, the following terms have the below defined meanings:
“Performance Period” means the time period from July 1, 2015 through June 30, 2018 provided however that the Performance Period shall end earlier upon the date of any Change in Control.
“Qualifying Termination” means that Participant’s Service was terminated after July 1, 2016 due to either Participant’s death or Disability.
“Settlement Amount” means a cash amount that is equal to the sum (rounded to the nearest whole dollar) of: (i) Settlement Price FY16 multiplied by Vested Performance Units Fiscal Year 2016 plus (ii) Settlement Price FY17 multiplied by Vested Performance Units Fiscal Year 2017 plus (iii) Settlement Price FY18 multiplied by Vested Performance Units Fiscal Year 2018.
“Settlement Price FY16” means the average of the Fair Market Values of a Share for the first ten trading days following the end of Fiscal Year 2016; provided however that if a Change in Control occurs on or before the tenth such trading day then “Settlement Price FY16” shall instead be the Fair Market Value of a Share as of the last trading day before the Change in Control.
“Settlement Price FY17” means the average of the Fair Market Values of a Share for the first ten trading days following the end of Fiscal Year 2017; provided however that if a Change in Control occurs (i) on or before the tenth such trading day and (ii) after Fiscal Year 2016, then “Settlement Price FY17” shall instead be the Fair Market Value of a Share as of the last trading day before the Change in Control.
“Settlement Price FY18” means the average of the Fair Market Values of a Share for the first ten trading days following the end of Fiscal Year 2018; provided however that if a Change in Control occurs (i) on or before the tenth such trading day and (ii) after Fiscal Year 2017, then “Settlement Price FY17” shall instead be the Fair Market Value of a Share as of the last trading day before the Change in Control.
“Settlement Time” means the time when a Vested Performance Unit is exchanged for cash and such event (if any) shall occur upon any date in the fourth calendar month after the end of the Performance Period or upon an earlier Change in Control. Participant must remain employed by the company through Settlement Time in order for the award to be earned.
“Vested Performance Unit” means, with respect to a Performance Unit subject to this Agreement, that such Performance Unit has become both Service-Based Vested and Performance-Based Vested as described below. Participant must also remain employed by the company through Settlement Time in order for the award to be earned.

Award of Performance Units	The Company awards Participant the number of Performance Units shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement and the Plan.

Vesting
As of the Date of Award, none of the Performance Units subject to this Agreement are Vested Performance Units. Only Vested Performance Units are eligible to be exchanged for cash consideration. For any Performance Unit to become a Vested Performance Unit, two separate vesting requirements must each be satisfied as specified below.
Service-Based Vested Requirement: Subject to the next sentence, the Service-Based Vested requirements will be satisfied upon the end of the Performance Period only if Participant has continuously remained in Service from the Date of Award through the end of the Performance Period. If there is a Qualifying Termination before the end of the Performance Period then the following number of Performance Units (rounded to the nearest whole number) shall become Service-Based Vested at the end of the Performance Period (and those Performance Units that do not become Service-Based Vested shall be forfeited without consideration): the sum of (i) the quotient of the number of days elapsed in the Fiscal Year of the Qualifying Termination (determined as of the Termination Date) divided by the total number of days in that Fiscal Year (provided that if the Performance Period ends before the end of that Fiscal Year then only the total number of days in that Fiscal Year that occurred before the end of the Performance Period shall be used in the denominator), multiplied by (ii) the total number of Performance Units subject to the Fiscal Year of the Termination Date, plus (iii) the total number of Performance Units subject to all prior completed Fiscal Years in the Performance Period. No unvested Performance Units can become Service-Based Vested after Participant’s Service has terminated for any reason and any Performance Units that are not Service-Based Vested shall be forfeited without consideration on the Participant’s Termination Date. No unvested Performance Units for a future Fiscal Year can become Service-Based Vested after a Change in Control and any Performance Units that are not Service-Based Vested shall be forfeited without consideration upon such Change in Control.
Performance-Based Vested Requirement: The Performance-Based Vested requirements are described in this section. The Performance Units shall be subject to achievement of Performance Goals that will annually be prescribed by the Committee for one or more of each of the then remaining Fiscal Years that are contained within the Performance Period. The Performance Goals for Fiscal Year 2016 are set forth below and it is expected that the Performance Goals for Fiscal Years 2017 and 201, respectively, will be provided by the Company to you in writing within the first 90 days of each such Fiscal Year (and you must timely execute such writing as a condition of this Award and such writing will then become a part of this Agreement). Each respective set of annual Performance Goals will apply to the number of Performance Units designated above for the corresponding Fiscal Year in the Performance Period. After the end of each Fiscal Year in the Performance Period, the Committee will determine the degree of satisfaction for that Fiscal Year’s Performance Goals and will determine what number of the Performance Units subject to that Fiscal Year’s Performance Goals will no longer be eligible to become Performance-Based Vested and which are therefore forfeited without consideration upon such Committee determination. Additionally, after the end of the Performance Period, the Committee will make a cumulative determination as to what number (if any) of then outstanding Performance Units from any or all of the Fiscal Years in the Performance Period will be forfeited without consideration based on overall considerations and factors that the Committee elects to apply in its discretion notwithstanding the degree of attainment of the various Performance Goals over the Performance Period. Notwithstanding the foregoing, the Committee will make all such performance vesting determinations no later than immediately before the occurrence of any Change in Control. The number of remaining Performance Units (if any) that have not been forfeited after the Committee’s final determinations under this section shall then become Performance-Based Vested.
Fiscal Year 2016 Performance Goals: [INSERT]

Settlement
To the extent any Performance Units become Vested Performance Units and subject to satisfaction of any tax withholding obligations as discussed below, such Vested Performance Units will entitle you to receive payment in cash of the Settlement Amount at the Settlement Time. Payment of the Settlement Amount shall be in complete satisfaction of such Vested Performance Units. Such settled Vested Performance Units shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled Performance Units. Participant must be employed by the company at the Settlement Time in order for the award to be earned.

Leaves of Absence
For purposes of this Award, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for Service crediting, or when Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active work.
The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your Service terminates for all purposes under the Plan.

Withholding Taxes
You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award.
Any payments to be provided to you under this Agreement shall be subject to applicable tax withholding as determined by the Company and the Company shall have the right to effect withholding from such payments in amounts that it determines in accordance with applicable laws.

Code Section 409A	This Award will be administered and interpreted to comply with Code Section 409A. Section 4(d) of the Plan will apply to this Award to the extent needed.
Transfer of Award
You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Award. If you attempt to do any of these things, this Award will immediately become invalid. You may, however, dispose of this Award in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any other way.

Retention Rights
Your Award or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.
This Award is not intended to replace any compensation and is not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represents any portion of your salary, compensation or other remuneration for any purpose.

Shareholder Rights
As a holder of Performance Units, you shall have no rights other than those of a general creditor of the Company. A holder of outstanding Performance Units has none of the rights and privileges of a shareholder of the Company, including no right to vote or to receive dividends (if any). Performance Units create no fiduciary duty of the Company to you and only represent an unfunded and unsecured contractual obligation of the Company. The Performance Units shall not be treated as property or as a trust fund of any kind.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Performance Units covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Performance Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Clawback Policy
The Company may (i) cause the cancellation of this Award, (ii) require reimbursement of this Award and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with the Company's Clawback Policy and/or applicable law. In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or this Agreement or otherwise, in accordance with the Clawback Policy. By accepting this Award, you are also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and are further agreeing that this Award may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Utah without reference to the conflicts of law provisions thereof and any action relating to this Agreement must be brought in state or federal courts located in Salt Lake County, Utah.

Binding Effect; No Third Party Beneficiaries
This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Award.

Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.
No Rights to Future Awards
Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

Future Value
The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Award or if the Shares decrease in value, the Award could have little or no value.

No Advice Regarding Award
The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan.

No Right to Damages
You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data.

Other Information
You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at www.com, if the Company wishes to provide such information through its website.

Nondisclosure of Confidential Information
You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company. You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities. You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company.

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Further Assistance
You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

Notice
All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

In consideration of the Company granting you this Award, please acknowledge your agreement to fully comply with all of the terms and conditions described above and in the Plan by signing this Agreement in the space provided in the cover sheet and returning it promptly to:
LIFEVANTAGE CORPORATION
Attention: Vice President of Human Resources
9785 South Monroe Street, Suite 300
SANDY, UT 84070